Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 20-F of our report dated October 22, 2025, except for the effects of the reverse share split disclosed in Notes 1(c)(2) and 12(h), as to which the date is March 3, 2026, relating to the consolidated financial statements of Fort Technology Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

March 3, 2026